Exhibit 99.1

Jeffrey R. Armstrong Appointed to the Tallgrass Energy Partners, LP Board of Directors

OVERLAND PARK, Kan.--(BUSINESS WIRE)--April 3, 2014--Tallgrass Energy Partners, LP (NYSE: TEP) ("TEP" or the “Partnership”) today announced that Jeffrey R. Armstrong has been appointed to the Board of Directors of TEP’s general partner, effective as of April 2, 2014. From 2001 until late 2013, Mr. Armstrong was employed by Kinder Morgan and held various positions within the company including Vice President of Corporate Strategy and President of the Terminals division.

David G. Dehaemers, Jr., President and CEO of TEP’s general partner, said: "We are extremely pleased to be adding Jeff Armstrong to the Board. Jeff has extensive experience as it relates both to general corporate strategy and specifically to the terminals business. His insight and perspective will be invaluable as the Partnership continues to grow its midstream businesses."

Prior to 2001, Mr. Armstrong was employed by GATX Corporation where he held various commercial and operational roles including General Manager of the company’s east coast operations. Mr. Armstrong received his bachelor’s degree from the U.S. Merchant Marine Academy and an MBA from the University of Notre Dame.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission and Trailblazer Pipeline systems and provide processing services for customers in Wyoming through our Casper and Douglas natural gas processing and West Frenchie Draw natural gas treating facilities. We believe we are well-positioned to capture growing natural gas volumes produced in the Denver-Julesburg Basin and the Niobrara and Mississippi Lime shale formations.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Tallgrass Energy Partners, LP
Investor Relations
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com